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EXHIBIT 21--SUBSIDIARIES OF J. ALEXANDER'S CORPORATION

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                                               STATE OF             NAME UNDER WHICH
SUBSIDIARY                                   INCORPORATION          BUSINESS IS DONE
----------                                   -------------          ----------------
J. Alexander's Restaurants, Inc.               Tennessee        J. Alexander's Restaurant

J. Alexander's Restaurants of Kansas, Inc.      Kansas          J. Alexander's Restaurant

J. Alexander's Restaurants of Texas, Inc.        Texas          J. Alexander's Restaurant

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